Exhibit 10.14

SUPPLEMENT TO EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

Regarding Phase 3 Clinical Study (CTD-PAH) in Japan

This Supplement (herein so called), effective as of, January 1, 2016 (the “Supplement Effective Date”), to the Exclusive License and Supply Agreement, effective as of December 24, 2009 (the “Original Agreement”), is by and between Reata Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, USA, with an address at 2801 Gateway Drive, Suite 150, Irving, Texas 75063 (“Reata”), and Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-6-1 Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan (“Kyowa Kirin”). Reata and Kyowa Kirin are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties”.

WHEREAS Reata wishes to perform a Phase 3 clinical study of RTA 402 in connective tissue disease associated pulmonary arterial hypertension (“CTD-PAH”) patients in Japan (“Study”).

WHEREAS, in order to permit Reata to perform the Study without violating the terms and provisions of the Original Agreement, the Parties wish to supplement and amend the terms of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. License

Kyowa Kirin grants to Reata a non-exclusive, royalty free, license to perform the Study under the Licensed Technology to the extent necessary to support Reata’s efforts to develop, use, sell, offer for sale, import and export RTA 402 in the Field outside the Territory. Reata shall be entitled to undertake all activities necessary to complete the Study in accordance with the protocol of the Study and Applicable Laws.

2. Obligation and Responsibility of Reata

2.1 The IND holder of CTD-PAH and site responsibility of the Study shall be Reata. For clarity, Reata shall designate an in-country (Japan) caretaker of the Study at Reata’s sole discretion and responsibility. Reata shall bear any and all costs incurred by or for Reata to perform the Study.

2.2 Reata shall provide Kyowa Kirin with a protocol of the Study. Reata shall report and discuss the current status and the progress of the Study at the JSC as reasonably required or upon Kyowa Kirin’s reasonable request. In addition, Reata, at any time, shall discuss the current status of the Study with Kyowa Kirin as reasonably required or upon Kyowa Kirin’s reasonable request, and Reata shall report the progress of the Study to Kyowa Kirin in written manner at least quarterly. The discussion and the update by report will include but not be limited to the topics such as interaction with Study sites, key opinion leaders and/or CROs.

2.3 Reata shall be responsible for undertaking all communications and obligations that derive from this Supplement with or toward regulatory authorities under applicable laws regarding the enforcement of the Study (“Regulatory Activities For Study”) and all activities under this Supplement (collectively “Activities”) at its sole cost and expense. For clarity, Reata shall bear any and all costs of an application fee for the end of Phase 2 meeting for the Study with Japanese regulatory authorities. Such Activities include but are not limited to the supply of RTA 402 to Third Parties. For clarity, Reata confirms that Reata shall not obligate Kyowa Kirin to supply RTA 402 to patients or doctors as part of “compassionate use” programs or other similar regulations or orders in Japan. All such Activities shall be conducted in a manner consistent with the protocol of the Study. Kyowa Kirin will use Commercially Reasonable Efforts to assist Reata in connection with Regulatory Activities For Study. For Kyowa Kirin’s review and comments, Reata shall provide Kyowa Kirin with a draft of the Japanese regulatory filing for the Study (“Study Regulatory Filing”), which includes a description of the development of RTA 402 for the treatment of chronic kidney disease, one (1) month prior to the filing of such draft of the Study Regulatory Filing. Reata will discuss with Kyowa Kirin any comments to the draft of the Study Regulatory Filing that Kyowa Kirin provides to Reata prior to the filing. Reata shall provide Kyowa Kirin with the copy of all Study Regulatory Filings that Reata files with Japanese regulatory authorities. Reata shall keep Kyowa Kirin reasonably informed of all material events and developments occurring in the course of Regulatory Activities For Study. Reata shall provide Kyowa Kirin with advance notice of any formal, scheduled meetings with Japanese regulatory authorities and provide a brief description of the topics to be presented or discussed at the meeting. Reata shall allow Kyowa Kirin to participate in preparation and /or attendance of any such meeting if applicable.

2.4 Upon the request from Kyowa Kirin and/or completion of the Study, Reata shall provide Kyowa Kirin with all data generated from the Study (“Study Data”), including but not limited to any Japanese regulatory filings for RTA 402, under no obligation and at no cost of Kyowa Kirin. Kyowa Kirin shall have a right to access, a right of reference, and a right to use and incorporate all Study Data in any regulatory filings, including all Study Regulatory Filings, or for other uses with respect to Licensed Products in the Territory under no obligation and at no cost of Kyowa Kirin. Reata will hold title to all Study Data, including all Study Regulatory Filings.

3. Regulatory Activities

In accordance with Section 5.1 of the Original Agreement, for any matter not specifically associated with the conduct of the Study, Kyowa Kirin will have final decision-making authority over (and the right to control) all Regulatory Activities, including an NDA submission, in the Territory and neither Kyowa Kirin nor Reata shall have an obligation to complete the Study or pursue additional clinical development, file an NDA, or obtain Commercialization Regulatory Approvals in Japan relating to the Study. Provided that, in the event (i) Japanese regulatory authority or Applicable Laws in the Japan requires or orders Reata to complete the Study or pursue additional clinical development, file an NDA, obtain Commercialization Regulatory Approvals, sell, offer for sale or import RTA 402 in Japan relating to the Study and (ii) Kyowa Kirin makes decisions not to undertake such requirements or orders with respect to RTA 402 in Japan, Reata shall be responsible for undertaking such requirements or orders with respect to RTA 402 in Japan at its sole cost and expense.

4. Original Agreement

4.1 Notwithstanding Section 8.3.1 of the Original Agreement, the term of negotiation and execution of Commercial Supply Agreement shall be postponed and a new term shall be discussed and determined promptly after the Supplement Effective Date by both Parties.

4.2 Except as supplemented and amended by this Supplement, the Original Agreement shall remain in full force and effect pursuant to its terms. For the avoidance of doubt, the initiation of the Study shall not require Kyowa Kirin to make any Regulatory Milestone Payment related to the “Initiation of Phase 2b Clinical Trial for a Licensed Product in Japan” or “Initiation of Phase 3 Clinical Trial for a Licensed Product in Japan” as set forth in Section 7.2 of the Original Agreement; provided, however, any payments required to be made pursuant to Section 7.2 of the Original Agreement as a result of future milestone events, including unpaid Regulatory Milestone Payments related to the “Initiation of Phase 2b Clinical Trial for a Licensed Product in Japan” or “Initiation of Phase 3 Clinical Trial for a Licensed Product in Japan”, shall continue to be due and payable pursuant to the terms of Section7.2 of the Original Agreement.

5. Other Provisions

5.1 This Agreement shall become effective on the Supplement Effective Date and shall continue until the termination of the Original Agreement.

5.2 Kyowa Kirin will have the right to terminate this Supplement upon breach of any obligations of Reata if Reata has not cure such breach within ninety (90) days after receipt of written Notice thereof (describing such breach in reasonable detail) by Kyowa Kirin.

5.3 Except where specifically defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Original Agreement.

5.4 The headings to the several Articles hereof are not part of this Supplement, but are merely guides or labels to assist the locating and reading the several Articles hereof.

IN WITNESS WHEREOF, the Parties have executed this Supplement to be effective as of the Supplement Effective Date.

KYOWA HAKKO KIRIN CO., LTD.

By:	/s/ Tamao Wantanabe

Name:	Tamao Watanabe
Title:	Director, Business Development Department

Date:	March 3, 2016

REATA PHARMACEUTCALS, INC.

By:	/s/ J. Warren Huff

Name:	J. Warren Huff
Title:	President and Chief Executive Officer

Date:	March 4, 2016